EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

2005 FINANCIAL RESULTS

REDWOOD CITY, Calif., March 15, 2006 – Ampex Corporation (Nasdaq:AMPX) today reported preliminary unaudited year-end and fourth quarter 2005 financial results. Ampex announced income from continuing operations of $5.8 million ($1.51 per diluted share) on revenues of $53.2 million in fiscal 2005 compared to income from continuing operations of $48.5 million ($12.73 per diluted share) on revenues of $101.5 million in fiscal 2004.

Key milestones affecting 2005 financial results included:

•	Licensing revenue in 2005 totaled $28.9 million, the upper end of the forecasted range, and most digital still camera manufacturers are licensees.

•	Patent litigation costs of $2.48 per diluted share adversely impacted our licensing segment’s operating income of $4.50 per diluted share. The suit against Eastman Kodak Company is scheduled for trial in December 2006.

•	We continue to meet with licensees to investigate whether our other digital imaging patents, including feed forward quantization, are being used in their products. Royalties on digital still cameras after April 2006 will be materially dependent on these discussions.

•	We expect licensing revenues from digital camcorders will increase in 2006 from 2005, when such revenues totaled $7.8 million, because the 2004 prepayment from Sony Corporation expires in April 2006.

•	Due to the uncertain timing of license negotiations and the possible need to bring litigation, we are unable to provide a forecast of licensing revenue or operating profit in 2006.

•	The Recorder segment earned operating income of $0.48 per diluted share in 2005. New products sales are growing and now account for 67% of product sales. Backlog had increased significantly to $9.1 million at year-end.

•	We have incurred a number of corporate expenses in 2005, many of which we expect will be reduced in future years.

Licensing revenue in 2005 totaled $28.9 million and attained the upper end of the range between $20 to $30 million forecast at the beginning of the year. The majority of licensing revenue resulted from settlements reached during the year with several manufacturers of digital still cameras. These settlements covered past use and in certain cases prepayment of royalty obligations through April 11, 2006, the date of expiration of one of Ampex’s patents that is used in digital still cameras. In 2004, the Company reported licensing revenue of $72.9 million, primarily as a result of concluding licensing settlements with Canon Inc., Sony Corporation and Sanyo Electric Co. Ltd. in the fourth quarter of 2004 that totaled $66.0 million. Certain of these license agreements provided for prepayment of royalty obligations due on digital still cameras through April 11, 2006 and, in the case of Sony, covered all of our patents used in any products sold by them prior to April 11, 2006. Due to the nature of these agreements and the periods covered, license revenues are not comparable between periods nor indicative of amounts that may be realized in future years.

The Licensing segment reported operating income of $17.3 million ($4.50 per diluted share) in fiscal 2005, after litigation costs totaling $9.5 million ($2.48 per diluted share) related to the suit against Eastman Kodak Company for infringement of our rapid image retrieval patent used in digital still cameras. This case is currently scheduled to go to trial in December 2006. The Licensing segment reported operating income of $65.3 million ($17.15 per diluted share) in fiscal 2004, after patent litigation costs totaling $4.9 million ($1.29 per diluted share).

In the fourth quarter of 2005, licensing revenues were $2.5 million and litigation costs were $1.4 million resulting in operating income of $0.6 million for the period ($0.15 per diluted share). In the fourth quarter of 2004, the licensing segment reported licensing revenue of $68.0 million, litigation costs of $1.5 million and operating income of $65.1 million ($16.82 per diluted share) as a result of the settlements described above.

In the fourth quarter of 2005, Ampex met with several current digital still camera licensees to investigate whether our other digital imaging patents, which expire at various dates through 2014, are being used in their products. Discussions have continued in the first quarter of 2006, and we have now provided claim charts to three digital still camera manufacturers indicating infringement of our feed forward quantization patents. We currently expect to provide similar claim charts to additional manufacturers. The continuation of royalties from digital still camera manufacturers after April 2006 will be materially dependent on results of discussions that are currently in progress.

Due to the status of investigations into manufacturer’s use of our other digital imaging patents, the timing of when negotiations may result in new agreements and the possibility that we will be required to commence litigation to enforce our patents, we are not able, at present, to provide a reliable forecast of licensing revenue or operating profits for our Licensing segment in 2006. However, we continue to expect that licensing revenues from digital camcorders will increase in 2006 compared with 2005, when such revenues totaled $7.8 million, because the 2004 Sony Corporation prepayment expires in April 2006.

Revenues from our Recorders segment’s sale of products and services totaled $24.2 million in fiscal 2005, as compared to $28.6 million in fiscal 2004 reflecting the continued transition of our product line from older tape-based instrumentation recorders to new solid-state and disk-based instrumentation recorders. In 2005, our new products accounted for 67% of product sales, whereas in 2004 they represented 9% of product sales. Also, our backlog has increased to $9.1 million at year-end 2005, up from $3.7 million at year-end 2004. The increase is due in part to a multi-year order from The Boeing Company for our new products to be used in the development of the 787 airplane. Additionally, in the fourth quarter of 2005, we received approval from the U.S. Navy to supply up to $5 million of our new instrumentation recorders over the next three years, which is not included in year-end backlog, as it is subject to receipt of specific purchase orders.

Operating income for the Recorders segment was $1.8 million ($0.48 per diluted share) in fiscal 2005, compared to operating income of $1.5 million ($0.40 per diluted share) in fiscal 2004.

In the fourth quarter of 2005, the Recorders segment reported revenues from the sale of products and services totaling $6.2 million, operating costs of $5.4 million and an operating profit of $0.8 million ($0.20 per diluted share). In the fourth quarter of 2004, the Recorder segment reported revenues from the sale of products and services totaling $6.3 million, operating costs of $7.3 million and an operating loss of $1.0 million ($0.25 per diluted share). We currently expect an increase in Recorders segment revenues and operating income during 2006 based on the levels of backlog and proposal activity that we are experiencing. We continue to develop new products for the Recorder segment including a new high resolution recorder.

Set forth below is a schedule of corporate operating expenses that are not allocated to our business segments. We currently anticipate that the special accounting and non-patent related legal costs will decline in future periods.

	Full Year		Fourth Quarter
	2005	2004	2005	2004
	(in millions)
U.S. and foreign pension costs	$3.5	$3.0	$1.2	$1.2
Legal and accounting fees including Sarbanes Oxley related costs	$2.0	$1.2	$0.6	$0.4
Corporate compensation and benefits	$1.0	$0.9	$0.6	$0.4
Business development expense	$1.0	$0.6	$0.2	$0.2
Incentive fees received	—	$(0.6)	—	—
Other costs	$2.4	$2.3	$0.6	$0.7

Other Matters

The Company expects to file Form 12b-25 with the Securities and Exchange Commission to obtain a 15-day extension to March 31, 2006 to file its 2005 annual report on Form 10-K. The Company’s independent accountants have advised us that they require additional time to complete their audit procedures pertaining to our consolidated financial statements and internal control over financial reporting in connection with our initial year of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and, as a result, have been unable to complete their audit of our financial statements and their audit of management’s assessment of the effectiveness of our internal controls within the prescribed period. Accordingly, the results and related per share amounts discussed above are preliminary and subject to adjustment pending completion of the 2005 audit. The Company expects to file the 2005 Form 10-K on or before March 31, 2006.

As previously announced, the Company will host a conference call on Wednesday, March 15, 2006 at 4:30 p.m. eastern time to discuss its 2005 financial results. To access the call, please call Genesys Conferencing at (866) 814-1917 and press *871676* to enter the call. Parties interested in asking questions of management are requested to give the moderator their name and telephone contact information.

A replay of the conference call will be available on the Ampex website for approximately one week.(www.ampex.com, 2005 earnings call) shortly after the call has been concluded.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; the ability to file audited financial statements with the SEC within prescribed filing dates and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2005 Annual Report on Form 10-K expected to be filed with the SEC shortly and its Quarterly Reports on Form 10-Q. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,070	$8,840
Short-term investments	—	9,134
Accounts receivable (net of allowances of $78 in 2005 and $74 in 2004)	3,091	2,602
Inventories	5,862	5,187
Royalties receivable	735	—
Cash collateral on letter of credit	1,483	1,424
Other current assets	873	647
Property held for sale	—	2,670

Total current assets	25,114	30,504
Property, plant and equipment	1,215	1,560
Other assets	373	555

Total assets	$26,702	$32,619

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$113	$131
Accounts payable	3,802	1,577
Net liabilities of discontinued operations	1,413	1,042
Accrued restructuring costs	610	645
Pension and other retirement plans	864	5,501
Other accrued liabilities	7,935	9,759

Total current liabilities	14,737	18,655
Long-term debt	25,725	30,275
Pension and other retirement plans	95,948	76,125
Other liabilities	1,929	1,868
Accrued restructuring costs	1,030	1,622
Net liabilities of discontinued operations	1,679	3,503

Total liabilities	141,048	132,048

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2005 and in 2004
Issued and outstanding—none in 2005 and in 2004	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2005 and in 2004
Issued and outstanding—none in 2005 and in 2004	—	—

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2005 and in 2004
Issued and outstanding—none in 2005 and in 2004	—	—
Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2005 and in 2004
Issued and outstanding—none in 2005 and in 2004	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2005 and in 2004
Issued and outstanding—3,789,773 shares in 2005; 3,692,517 in 2004	38	37
Class C:
Authorized: 50,000,000 shares in 2005 and in 2004
Issued and outstanding—none in 2005 and in 2004	—	—
Other additional capital	454,789	454,525
Accumulated deficit	(456,953)	(463,680)
Accumulated other comprehensive loss	(112,220)	(90,311)

Total stockholders’ deficit	(114,346)	(99,429)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$26,702	$32,619

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	For the Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Licensing revenue	$2,464	$68,008	$28,914	$72,869
Product revenue	3,933	4,076	15,382	19,843
Service revenue	2,277	2,243	8,858	8,739

Total revenue	8,674	74,327	53,154	101,451

Intellectual property costs	1,903	2,956	11,604	7,551
Cost of product revenue	2,176	3,713	9,440	14,017
Cost of service revenue	644	742	2,765	2,735
Research, development and engineering	993	1,081	4,205	3,934
Selling and administrative	4,814	4,620	15,940	13,780
Restructuring charges (credits)	—	—	—	(1,410)

Total costs and operating expenses	10,530	13,112	43,954	40,607

Operating income (loss)	(1,856)	61,215	9,200	60,844

Media pension costs	194	2,971	774	3,936
Interest expense	600	2,420	2,481	9,732
Amortization of debt financing costs	2	15	195	57
Interest income	(80)	(73)	(264)	(161)
Other (income) expense, net	(2)	201	(547)	(179)

Income (loss) from continuing operations before income taxes and equity in income of limited partnership, including sale of investment	(2,570)	55,681	6,561	47,459

Provision for (benefit of) income taxes	(131)	850	749	1,098
Equity income of limited partnership, including sale of investment	—	—	—	(2,149)

Net income (loss) from continuing operations	(2,439)	54,831	5,812	48,510

Income (loss) from discontinued operations (net of taxes of $19 in 2005 and nil in 2004)	915	(2,500)	915	(2,148)

Net income (loss)	(1,524)	52,331	6,727	46,362

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(45)	(28)	(148)	18
Minimum pension adjustment	(21,761)	1,844	(21,761)	1,844

Comprehensive income (loss)	$(23,330)	$54,147	$(15,182)	$48,224

Basic income (loss) per share:
Basic income (loss) per share from continuing operations	$(0.64)	$14.89	$1.56	$13.21
Basic income (loss) per share from discontinued operations	$0.24	$(0.68)	$0.24	$(0.58)
Basic income (loss) per share	$(0.40)	$14.21	$1.80	$12.63

Weighted average number of basic common shares outstanding	3,783,385	3,683,588	3,734,916	3,671,803

Diluted undistributed income (loss) per share:
Diluted income (loss) per share from continuing operations	$(0.64)	$14.18	$1.51	$12.73
Diluted income (loss) per share from discontinued operations	$0.24	$(0.65)	$0.24	$(0.56)
Diluted income (loss) per share	$(0.40)	$13.53	$1.75	$12.17

Weighted average number of diluted common shares outstanding	3,783,385	3,866,899	3,850,846	3,809,514